Exhibit 21.1

Subsidiaries of the Registrant

Entity	Jurisdiction
Subsidiaries of Olaplex Holdings, Inc.[1] Olaplex Intermediate, Inc. Olaplex Intermediate II, Inc. Penelope Holdings Corp. Penelope Intermediate Corp. Olaplex, Inc. Olaplex UK Limited	Delaware Delaware Delaware Delaware Delaware United Kingdom

Subsidiaries of Penelope Group Holdings L.P.[2] Penelope Holdings Corp. Penelope Intermediate Corp. Olaplex, Inc. Olaplex UK Limited	Delaware Delaware Delaware United Kingdom

[1]	After giving effect to the Reorganization as defined in the registration statement to which this exhibit forms a part.
[2]	As of the effectiveness of the registration statement to which this exhibit forms a part.